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NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Mason N. Carter, Chairman & CEO
         973-575-1300, ext. 1202
         mnc@merrimacind.com

            MERRIMAC SELECTS ERNST & YOUNG AS ITS INDEPENDENT AUDITOR

WEST CALDWELL, N.J. APRIL 30, 2002: Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, assemblies and micro-multifunction modules (MMFM(R)), today announced that its Board of Directors has appointed Ernst & Young LLP as the Company's independent auditor for fiscal year 2002, replacing Arthur Andersen LLP as the independent auditor for the Company.

"Arthur Andersen has served as Merrimac's independent auditor since 1997, providing excellent service and acting with professionalism and integrity. The decision to change our auditors followed a long and thoughtful review of various alternatives," said Chairman and CEO Mason N. Carter. "We would like to thank Arthur Andersen for their efforts on behalf of Merrimac, and particularly those individuals with whom we have worked."

The appointment of Ernst & Young will be submitted to stockholders for ratification at the Company's annual meeting on June 12, 2002.

ABOUT MERRIMAC

Merrimac Industries, Inc. is a leader in the design and manufacture of Multi-Mix PICO RF Microwave components, assemblies and micro-multifunction modules (MMFM), serving the wireless telecommunications industry worldwide with enabling technologies for space, defense and commercial applications. Merrimac is focused on providing Total Integrated Packaging Solutions(TM) with Multi-Mix(R) Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. The Multi-Mix process for microwave, multilayer integrated MMFM circuitry is a patented method developed by Merrimac Industries based on fluoropolymer composite substrates. The fusion bonding of multilayer structures provides a homogeneous dielectric medium for superior electrical performance at microwave frequencies. The bonded layers may incorporate embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional subsystem enclosure that requires no further packaging. Merrimac Industries facilities are registered under ISO 9000, an internationally developed set of quality criteria for manufacturing operations.


Merrimac Industries, Inc. and its subsidiary Filtran Microcircuits Inc., with locations in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, have approximately 240 co-workers dedicated to the design and manufacture of signal processing components, gold plating

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of high-frequency microstrip, bonded stripline and thick metal-backed Teflon
(PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix, Multi-Mix PICO, MMFM and Total Integrated Packaging Solutions are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com .

Note: Merrimac news releases are also available on the Internet at: http://www.prnewswire.com